                                                                    EXHIBIT 23.1



We hereby consent to the use of our letter dated April 25, 1996, to the Board of Directors of Seal Fleet, Inc. and all references thereto and to this firm's fairness opinion contained in the Proxy Statement of Seal Fleet, Inc., prepared in connection with the 1996 Annual Meeting of Stockholders of Seal Fleet, Inc.

DATE:  April 25, 1996


                                    RAUSCHER PIERCE REFSNES, INC.



                                    By:  /s/ G. Clyde Buck
                                       ----------------------------
                                       G. Clyde Buck
                                       Managing Director